Exhibit 10.2

John C Hodgman

Dear John:

     This Employment Agreement (the “Agreement”) sets forth the terms and conditions of your employment with Cygnus, Inc. (the “Company,” “Cygnus”). All of such terms are conditional upon your having signed and delivered this Agreement to the Company. This Agreement and your commencement of employment will have an effective date of April 2, 2005 (the “Effective Date”).

     In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

1. Position and Responsibilities.

     (a) Position and Responsibilities. As of the Effective Date, you will serve in the position of Chairman of the Company’s Board of Directors, Chief Executive Officer and President with appropriate responsibilities for such roles. You will be an “officer” of the Company as that term is defined in Rule 16a-1(f) of the Securities Exchange Act of 1934. As Chief Executive Officer and President, you shall report directly to the Company’s Board of Directors. Your office will be located in the San Francisco, California area. You will be responsible for the orderly dissolution of the Company and overseeing the Company’s arbitration matter with Ortho-McNeil Pharmaceutical, Inc., a Johnson & Johnson company (the “Arbitration Matter”).

     (b) At-Will Relationship. Subject to the terms and conditions of this Agreement, your employment at the Company is “at will” and you or the Company are free to terminate the employment relationship at any time, with or without Cause (as defined below) in each case subject to the terms and provisions of Section 6.

2. Salary. You will earn a base salary of $300,000.00 per year (“Base Salary”), which shall cover all hours worked, payable in the time and manner that salary is paid by the Company and subject to customary tax deductions.

3. Bonus. You may be eligible for a discretionary bonus to be determined by the Company’s Board of Directors in its sole and absolute discretion upon settlement of the Arbitration Matter; however, nothing in this Agreement shall be construed as a guarantee of any bonus.

John C Hodgman

4. Benefits and Reimbursements.

     (a) Benefits. During your employment with the Company, you will be eligible to participate in all Company employee benefit plans and programs then available or thereafter made available to all of the Company’s officers.

     (b) Business Expense Reimbursement. During your employment as Chairman of the Company’s Board of Directors, Chief Executive Officer and President, you will be reimbursed for all reasonable and approved business expenses upon the properly completed submission of requisite forms and receipts to the Company in accordance with its business expense reimbursement and travel policies. Such reimbursements shall be in compliance with applicable rules and regulations promulgated by the Internal Revenue Service.

5. Other Employment. With the prior written consent of the Company Board of Directors, you may enter into employment, consulting, or directorship arrangements with other companies or entities while employed by the Company, with the exception of Johnson & Johnson and any of its subsidiary or affiliate companies, including but not limited to Ortho-McNeil Pharmaceutical, Inc., provided, however, that you continue to satisfactorily perform the duties outlined in Section 1(a) above. An affiliate is defined to be any company, directly or indirectly controlling, controlled by, or under common control with Johnson & Johnson, wherein “control” shall mean the ownership of twenty (20%) or more of the outstanding voting securities of such company, directly or indirectly, or the power to direct or cause the direction of the management of such company. You will notify the Company in writing at least five business days prior to your intention to enter into such a service relationship with another company or entity. Such notice shall include the name of the other entity, the date you intend to commence rendering services and the nature of such services.

6. Termination of Employment.

     (a) For Cause. For purposes of this Agreement, your employment with the Company may be terminated for “Cause” by the Company at any time as a result of the occurrence of any one or more of the following:

(i)	Your willful misconduct or gross negligence that could reasonably be expected to have a material adverse effect on the business and affairs of the Company;

(ii)	Your willful disregard of lawful instructions from the Board of Directors (the “Board”) relating to the business of the Company;

(iii)	The commission by you of a crime, an act involving moral turpitude or an act constituting common law fraud, or a felony, or any criminal act against the Company or any Company stockholder; or

John C Hodgman

(iv)	Your material breach or material violation of a material provision of this Agreement or of the Company’s Code of Ethics or any other major Company policy.

For these purposes, no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith without reasonable belief that the action or omission was in the best interest of the Company. If your employment is terminated for Cause, then you will not be eligible to receive any discretionary bonus as described in Section 3.

     (c) Termination Without Cause. The Company may terminate your employment without Cause at any time and for any reason including, without limitation, after the Company has filed its Certificate of Dissolution with the Delaware secretary of state and has completed all of its corporate activities, including but not limited to, distribution, if any, to stockholders.

     (d) Voluntary Termination, Death or Disability. You may terminate your employment with the Company of your own volition or as a result of death or Disability (as defined in the Company’s Long-Term Disability Plan).

     (e) Upon termination of your employment for any reason, you will be entitled only to any accrued and unpaid salary due you pursuant to Section 2 above through the date of termination. You will be entitled to no other compensation or benefits (other than those benefits provided to you by COBRA, if available) from the Company. In addition, as of the date of your termination of employment, you will be deemed to have resigned from all Company positions, offices, directorships and the like unless the Company specifically in writing requests you to continue on in such other capacity(ies).

7. Other Conditions. As a condition of this Agreement, you also agree to the following:

     (a) You will not at any time during and subsequent to your period of employment with the Company make any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company’s products, in any manner that might be harmful to their businesses, business reputations or personal reputations; and

     (b) Upon your termination of employment, you will no longer represent that you are an officer, director or employee of the Company and you will immediately discontinue using your Company mailing address, telephone, facsimile machines, voice mail and e-mail and you shall promptly return to the Company any and all Company property.

8. Assignability; Binding Nature. Commencing on the Effective Date, this Agreement will be binding upon you and the Company and any respective successors, heirs, and assigns. Any successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes and any such successor will expressly assume in writing all of

John C Hodgman

the Company’s obligations under this Agreement. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law.

9. Governing Law; Arbitration. This Agreement will be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of California. Any controversy or claim relating to this Agreement any breach thereof, and any claims you may have against the Company or any officer, director or employee of the Company or arising from or relating to your employment with the Company, will be settled solely and finally by arbitration in San Francisco, California in accordance with the rules of the American Arbitration Association (“AAA”) then in effect in the State of California, and judgment upon such award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, provided that this Section 9 shall not be construed to eliminate or reduce any right you or the Company may otherwise have to obtain a temporary restraining order or a preliminary or permanent injunction to enforce the Confidential Information obligations before the matter can be heard in arbitration. The arbitrator may provide that the cost of the arbitration (including reasonable legal fees) incurred by you or the Company will be borne by the non-prevailing party except that, to the extent required by applicable California law, any arbitration-specific costs will be paid by the Company.

10. Withholding. Anything to the contrary notwithstanding, all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. In lieu of withholding, the Company may, in its sole discretion, accept other provisions for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

11. Entire Agreement. Except as otherwise specifically provided in this Agreement, this Agreement contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements including, but not limited to, any employment or change of control agreements, whether oral or in writing, previously entered into between the parties. You also specifically consent to the immediate termination of any such agreements and waive any and all provisions contained in such agreements that may have provided for notice periods with respect to the termination of such agreements or for the continuation of such agreements beyond their date of termination including the employment and change of control agreements between the Company and yourself, [prior employment agreements], and the additional benefits provided to you hereunder constitute adequate consideration for your waiver of such rights.

12. Miscellaneous. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in writing. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. In the event any portion of this Agreement is determined to be invalid or unenforceable

John C Hodgman

for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

13. Intellectual Property.

     (a) General. Any and all intellectual property (including but not limited to inventions, trademarks, trade secrets, copyrights, software or literary creations) made, developed or created by you during the term of this Agreement using Company time or Company equipment, supplies, facilities, resources, or trade secret information or which reasonably relate to the business of the Company or which reasonably relate to any business conducted by the Company during the term of your employment by the Company (each, “Intellectual Property”), whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular working hours of work or otherwise, shall be promptly and fully disclosed by you to the Company and shall be the Company’s exclusive property as against you, and you shall promptly deliver to the Company all papers, drawings, models, data and other material relating to any Intellectual Property made, developed or created by you as aforesaid. In addition, you covenant and agree to disclose to the Company any Intellectual Property developed or created by you during the term of this Agreement, whether or not such Intellectual Property relates to the business being conducted by the Company at the time of development or creation of such Intellectual Property.

     (b) Works for Hire. You hereby expressly acknowledge and agree that any copyrights developed or created by you during the term of this Agreement which reasonably relates to the business of the Company or which reasonably relates to the business conducted by the Company during your employment by the Company shall be considered “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. § 101). Each such copyright as well as all copies of such copyrights in whatever medium fixed or embodied, shall be owned exclusively by the Company as of the date of creation.

     (c) Cooperation. You shall, upon the Company’s request and without any payment therefor, execute all documents necessary or advisable to register or protect the Company’s Intellectual Property or to vest in the Company full and exclusive title to such Intellectual Property, the expense of registering or protecting the Intellectual Property to be borne by the Company. In addition, you agree not to file any documents adverse to the Company’s ownership of such Intellectual Property.

     (d) Disclosure. This Agreement does not apply to Intellectual Property that qualifies fully as a nonassignable invention under the provisions of California law. You hereby covenant and agree to disclose promptly in writing to the Company all Intellectual Property made or conceived by you during the term of your employment and for one (1) year thereafter, whether or not you believe that such Intellectual Property is subject to this Agreement, to permit a determination by the Company as to whether such Intellectual Property should be the property of the Company. Any such information will be received in confidence by the Company.

John C Hodgman

     If the terms of this Agreement are acceptable to you, please execute the enclosed copy of this letter and return it to me.

Very truly yours, CYGNUS, INC.
By:
Barbara G. McClung
Corporate Secretary

AGREED TO AND ACCEPTED BY:

     John C Hodgman